Exhibit 99.1

UFP Technologies, Inc.	www.ufpt.com
100 Hale Street	Contact: Ron Lataille
Newburyport MA 01950 USA	978-352-2200

FOR IMMEDIATE RELEASE

UFP Technologies Announces Q1 Results

Newburyport, Mass., May 4, 2016.  UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $1.1 million or $0.15 per diluted common share outstanding for its first quarter ended March 31, 2016, compared to net income of $1.7 million or $0.23 per diluted common share outstanding for the same period in 2015. Sales for the first quarter were $34.5 million, compared to first quarter 2015 sales of $34.0 million.

“Our first quarter results were impacted by expenses related to plant consolidations in both the Northeast and Midwest,” said R. Jeffrey Bailly, President & CEO.  “In Massachusetts, we are about halfway through our equipment move and requalification process. In Michigan, we have completed almost all requalifications, but are still working to staff and train an expanded team in a challenging labor market. We expect results to improve over the next two quarters, as we complete our Massachusetts equipment move and continue to gain customer approvals to utilize the more efficient manufacturing processes that are already in place and awaiting formal qualification.”

“On the sales front, 13% growth in our medical business and an uptick in molded fiber sales helped offset weak sales in the automotive and aerospace & defense markets,” Bailly added. “The automotive softness was due in part to start-up challenges at one of our major customer’s plants.”

“We expect that all these issues will be short-term in nature,” said Bailly. “We remain convinced that our strategy of concentrating our technical talent and resources into fewer, larger plants will increase our efficiency and position us for long-term success, and we are bullish about our future.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, aerospace and defense, electronics, consumer, and industrial markets. The UFP team acts as an extension of our customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its Midwest, California and Northeast facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, anticipated advantages the Company expects to realize as a result of its new enterprise resource planning software system and the expected timing therewith, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, risks that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment in a timely, cost-efficient manner, risks that any benefits from such new equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, and risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	Q1 2016 earnings

Consolidated Condensed Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2016	2015
Net sales	$34,503	$33,977
Cost of sales	26,776	25,339
Gross profit	7,727	8,638
SG&A	5,904	6,024
Restructuring costs	123	78
Gain on sale of fixed assets	(4)	(31)
Operating income	1,704	2,567
Interest (income) expense	(11)	24
Income before income taxes	1,715	2,543
Income taxes	640	890
Net income from consolidated operations	$1,075	$1,653
Net income per share outstanding	$0.15	$0.23
Net income per diluted share outstanding	$0.15	$0.23
Weighted average shares outstanding	7,173	7,076
Weighted average diluted shares outstanding	7,255	7,193

Consolidated Condensed Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Assets:
Cash	$25,459	$29,804
Receivables	20,376	17,481
Inventories	13,218	14,202
Other current assets	3,323	2,116
Net property, plant, and equipment	46,870	46,555
Other assets	9,718	9,792
Total assets	$118,964	$119,950
Liabilities and equity:
Short-term debt	$1,016	$1,011
Accounts payable	4,380	4,598
Other current liabilities	3,367	5,374
Long-term debt	603	859
Other liabilities	4,838	4,536
Total liabilities	14,204	16,378
Total equity	104,760	103,572
Total liabilities and stockholders’ equity	$118,964	$119,950